EXECUTION VERSION

EXHIBIT 10.3
MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this “Agreement”), is entered into as of February 7, 2018 (the “Effective Date”), by and between Elk Hills Power, LLC, a Delaware limited liability company (the “Company”), and California Resources Elk Hills, LLC, a Delaware limited liability company (together with any Affiliate providing Services hereunder pursuant to Section 1(e), the “Operator”). The Company and the Operator are referred to collectively as the “Parties” and each individually as a “Party”.
WHEREAS, after giving effect to the transactions contemplated by that certain Contribution and Unit Purchase Agreement, by and among the Company, the Operator, ECR Corporate Holdings L.P., a Delaware limited partnership, and California Resources Corporation, a Delaware corporation (solely for purposes of Section 7.14 thereof), dated as of the date of this Agreement (the “Contribution and Unit Purchase Agreement”), the Company now owns the Subject Assets (as defined therein);
WHEREAS, the Company desires to engage the Operator to provide the comprehensive services described in this Agreement to the Company and all of its Subsidiaries (collectively, the “Company Group”), including with respect to the Subject Assets and such other assets that the Company Group may acquire and own after the date hereof (collectively, the “Company Group Assets”);
WHEREAS, the Operator is willing to undertake such engagement, subject to the terms and conditions of this Agreement; and
WHEREAS, the Transaction Documents, including this Agreement, and the other agreements and documents expressly referred to herein or therein shall constitute an unseverable and single agreement of the Parties with respect to the transactions contemplated hereby and thereby.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Section 1    Services.
(a)    Generally. From and after the Effective Date and during the term of the Agreement, on the terms and conditions set forth below, the Operator shall provide to the Company Group: (i) the services set forth on Schedule I attached to this Agreement; and (ii) such other administrative acts or other activities as are reasonably necessary or useful in carrying out the duties and services set forth above, or as are fairly implied by the terms of this Agreement (such services described in this Section 1(a) and any Additional Services the Operator agrees to provide pursuant to Section 1(b), collectively, the “Services”).

(b)    Additional Services. Over and above those services that are reasonably necessary or useful or fairly implied from this Agreement as described in Section 1(a), at the reasonable request of any member of the Company Group, the Operator may, but shall not be required to, agree to provide additional services (the “Additional Services”), from time to time during the term of this Agreement (as determined by the Operator in its reasonable discretion). In determining whether to provide any requested Additional Services, including in connection with any assets acquired by the Company Group after the date hereof, the Operator may condition the provision of such Additional Services on an adjustment to the MSA Reimbursement Amount as the Parties may mutually agree in accordance with the Company LLC Agreement.
(c)    Employees.
(i)    The Operator (or its applicable Affiliate) shall select, employ and pay compensation (including the payment of all social security taxes, unemployment taxes and similar payments related thereto) as well as employee benefits and any applicable severance to all personnel and employees of the Operator or its Affiliates necessary for the performance of the Services, unless such personnel and employees are employed by the Company (each such personnel and employee other than those employed by the Company, an “Operator Employee”). The Operator shall also supervise and direct all Operator Employees. The Company may employ its own personnel and employees for utilization by Operator in its performance of the Services (each, a “Company Employee”). Notwithstanding the foregoing, subject to Section 5.8(x) of the Company LLC Agreement, upon advance notice and reasonable consultation with the most senior Company Employee, the Operator may select for employment and terminate the employment of any Company Employee on the Company’s behalf as may be necessary or appropriate in connection with the provision of the Services. The Company shall pay all compensation and employee benefits and any applicable severance for all Company Employees, and the Operator’s obligations with respect to such Company Employees shall be limited to supervising and directing such Company Employees in accordance with this Agreement. The Company Employees shall, at all times during the term of this Agreement and while such employees remain employed by the Company, be employees of the Company and shall not be employees of the Operator notwithstanding any right of the Operator under this Agreement with respect to such Company Employees.
(ii)    From time to time during the term of this Agreement, in accordance with Section 1(c)(i), the Operator shall select a sufficient number of (1) Operator Employees and (2) Company Employees on the Company’s behalf, in each case, to enable the Operator to perform the Services in accordance with this Agreement and to operate the Company Group Assets in the ordinary course of business consistent with past practice.
(iii)    The Operator shall hold all Operator Employees and Company Employees for which it supervises and directs under this Agreement to a standard at least as stringent in all material respects as that to which all of the Operator’s employees are held pursuant to the rules, regulations and policies observed by the Operator in the ordinary course of business, including any drug and alcohol screening programs. In no event, however, shall the standard to which Operator and Company Employees are held fall below that set forth in Section 2(a) below.
(d)    Separateness. In performing the Services under this Agreement, the Operator shall not take any action, or cause any of its Affiliates to take any action, that would cause any member of the Company Group to violate Section 5.15 of the Company LLC Agreement.
(e)    Delegation of the Services.
(i)    The Parties acknowledge and agree that the Operator may cause its applicable Affiliates to provide the Services as necessary.
(ii)    The Parties acknowledge and agree that the provision of certain of the Services may be supported by third-party service providers, including those providers that have been used in the past in connection with the Company Group Assets and such new independent contractors, independent accountants, outside legal counsel and consultants, in each case, that are capable of performing the Services in accordance with the terms of this Agreement, including the standards set forth in Section 2, as determined in the Operator’s good faith judgment and in accordance with Section 2(d) (“Third-Party Providers”). Without limiting the generality of the foregoing, the Company shall have the right to enter into direct arrangements with Third-Party Providers to provide any of the Services. At the election of the Company, the Operator shall coordinate with such Third-Party Providers to provide the applicable Service.
(f)    FERC Compliance. In performing the Services under this Agreement, the Operator shall use all commercially reasonable efforts necessary to cause the Company to comply with the Company’s obligations under Section 5.17 of the Company LLC Agreement.
(g)    Air Emissions Credits.
(i)    During the term of this Agreement, the Operator shall, and shall cause its Affiliates to, ensure that the Company shall have priority with respect to the use of any air emissions credits, offsets or allowances that have been allocated to or generated by the Company (the “Company Credits”).
(ii)    In the event the Operator reasonably determines that any Company Credits are not required for the Company’s operation in the ordinary course, the Operator may provide such Company Credit for use by CREH or any of its Affiliates, provided that CREH (or such applicable Affiliate) shall compensate the Company for such use, calculated according to the applicable market rate for such Company Credit (or portion thereof).
Section 2    Standard of Performance.
(a)    Generally. The Operator shall perform the Services and such other obligations set forth in this Agreement: (i) in a good, workmanlike and efficient manner in accordance in all material respects with all applicable Laws and the terms of all Contracts and Permits to which any of the Company Group Assets or the members of the Company Group are bound; (ii) as a reasonable prudent operator in the oil and gas industry that also operates power generation and gas processing facilities; and (iii) with the same degree of diligence and care that the Operator and its Affiliates exercised with respect to their ownership and operation of the applicable Company Group Assets prior to the Effective Date.
(b)    Prohibited Activities.
(i)    In conducting the Services and duties under this Agreement, the Operator shall not undertake any activity or fail to take any action that would violate, in any material respect: (i) any applicable Law; (ii) any Contract or Permit to which, to the knowledge of the Operator (after reasonable due inquiry), a member of the Company Group, any Company Group Asset or Operator or any of its Affiliates is bound; or (iii) any of the Transaction Documents other than this Agreement. Notwithstanding the foregoing, the Operator shall not be liable for a breach of this Section 2(b) or any other provision of this Agreement for any actions performed or omissions made in accordance with directions given by the Company Group, to the extent the holders of the Class B Preferred Units have caused the Company Group to issue such directions.
(ii)    The Operator shall not, and shall cause its Affiliates not to, place any Encumbrances on the Company Group Assets. The Operator shall also keep the Company Group Assets free from Encumbrances arising under Contracts or Permits binding on the Company Group Assets, in each case, except for (1) Permitted Encumbrances and (2) Encumbrances placed on the Company Group Assets by the Company Group, or by the Operator at the direction of a member of the Company Group, following approval as contemplated by Section 5.9 of the Company LLC Agreement, after the Effective Date.
(c)    Force Majeure. The Operator shall not be liable or responsible to the Company Group, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay by the Operator in fulfilling or performing its obligations under this Agreement (except for any obligations to make payments hereunder, if any), when and to the extent such failure or delay is caused by or results from a Force Majeure. If the Operator is affected by Force Majeure, the Operator shall provide written notice within 5 days of the occurrence of such Force Majeure to the most senior Company Employee, stating the details of such Force Majeure and how long such Force Majeure is expected to continue. The Operator shall use commercially reasonable diligent efforts to end the failure or delay of performance due to Force Majeure and ensure the effects of such Force Majeure are minimized. The Operator shall resume the performance of its obligations under this Agreement as soon as reasonably practicable after the Force Majeure is no longer preventing the Operator’s performance.
(d)    Approved Budget. With respect to the Operator’s activities under this Agreement, the Operator agrees to: (i) operate in a manner that is consistent with the applicable Approved Budget then in effect for the Company except (A) as otherwise authorized by the Board of the Company or (B) with respect to expenditures (1) strictly necessitated by an Emergency or (2) not to exceed 10% of the then-applicable Annual Budget in the aggregate and (ii) not to take any action that is inconsistent with any written direction given by the Company to the Operator. The initial Annual Budget of the Company is attached to this Agreement as Exhibit A. No later than 60 days prior to the end of each Fiscal Year during the term of this Agreement, the Operator shall prepare in good faith and deliver to the Company for its review a draft Annual Budget for the Company’s operations in respect of the following Fiscal Year.
Section 3    Invoicing for Services.
(a)    Pricing Methodology. For each Billing Period, the Company shall pay to the Operator (i) an amount equal to $125,000 (the “Base MSA Reimbursement Amount”) plus (ii) an amount necessary to reimburse the Operator for all Out-of-Pocket Expenses incurred and actually paid by the Operator in such Billing Period, up to an amount not to exceed $20,000 in the aggregate for such Billing Period (together with the Base MSA Reimbursement Amount, the “MSA Reimbursement Amount”). Notwithstanding the foregoing, so long as the Operator is using commercially reasonable efforts to modify its internal accounting and billing systems as Operator deems reasonable necessary to administer payments and billing under this Agreement, the amount of Out-of-Pocket Expenses reimbursable as part of the MSA Reimbursement Amount shall not be subject to the $20,000 limit set forth in the foregoing clause (ii) until the earlier to occur of (x) the completion of such modification of the Operator’s internal accounting and billing systems and (y) 120 days following the Effective Date of this Agreement.
(b)    Expense Statements. As promptly as practicable, but in no event later than fifteen days following the end of each Billing Period, the Operator shall deliver a statement to the Company for such Billing Period (each, an “Expense Statement”) setting forth the MSA Reimbursement Amount for such Billing Period, together with: (i) a reasonably detailed breakdown of the Out-of-Pocket Expenses set forth in the Expense Statement; (ii) such other supporting documentation as may be reasonably necessary for the Company to verify the accuracy of such Expense Statement; and (iii) the bank account into which the Company shall make payments required by the Expense Statement. No later than 15 days following its receipt of each Expense Statement delivered by the Operator, the Company shall pay the Operator an amount equal to the undisputed MSA Reimbursement Amount for such Billing Period as set forth in such Expense Statement in immediately available funds to the bank account designated by the Operator in such Expense Statement. Notwithstanding the foregoing, to the extent CREH (as defined in the Commercial Agreement) fails to timely make any payment in full pursuant to the terms of the Commercial Agreement, the Company may set off such amounts against the obligation to pay the applicable MSA Reimbursement Amount during the month of such default.
(c)    Fee Dispute. If the Company disputes in good faith any charges contained in an Expense Statement delivered pursuant to Section 3(b), the Company, shall submit written notice of such dispute to the Operator and may withhold from its payment of the relevant Expense

Statement any such disputed amounts, subject to Section 3(d). Upon delivery of such written dispute notice, the Parties shall cooperate and negotiate in good faith and use reasonable efforts to resolve such disputed charges. If the Parties are unable to resolve such disputed charges within 30 days after delivery of the written dispute notice, by written notice to the Company, the Operator may elect to submit the remaining disputed items to an independent accounting firm, mutually selected by the Parties (the “Independent Accountant”). The Independent Accountant shall determine the correctness of the disputed charges and shall be entitled to reasonably request and review all the supporting information of the Parties with respect to such dispute. The Independent Accountant shall be instructed to use its reasonable efforts to perform its review and determination as promptly as practical, but in no event later than 30 days following its selection, unless a longer period is agreed upon in writing by the Parties prior to the expiration of the 30-day period. The determination of the Independent Accountant shall be conclusive and binding on the Parties absent manifest error. Any amounts that are finally determined to have been unpaid by the Company shall be paid to the Operator no later than 10 Business Days following the final determination by the Independent Accountant. The Independent Accountant shall allocate its fees and expenses between Operator and the Company based upon the percentage of the disputed fees submitted to the Independent Accountant that is ultimately awarded to the Company, on the one hand, and the Operator, on the other hand, such that the Company bears a percentage of such fees and expenses equal to the percentage of the contested amount awarded to the Operator and the Operator bears a percentage of such fees and expenses equal to the percentage of the contested amount awarded to the Company.
(d)    Late Payments. If the Company fails to pay any charges reflected as due to the Operator in any Expense Statement rendered when such amount is due, interest will accrue on the unpaid charges from, but excluding, the due date to, and including, the date payment is actually made at the lesser of: (i) the Prime Rate plus 3%, computed on an annualized basis and compounded monthly, and (ii) the maximum legal rate of interest permitted by applicable law.
(e)    Taxes. With the exception of income taxes and employment taxes, the latter of which are addressed in Section 3(a), any taxes assessed on the provision of the Services shall be paid either by (i) the member of the Company Group in receipt of the applicable Services or (ii) the Company on behalf of such other member of the Company Group.
Section 4    Revenues and Disbursements
(a)    Receipt of Revenues. Only to the extent authorized by a member of the Company Group, the Operator shall have the authority to collect, on behalf of the Company Group, all proceeds and cash attributable to the Company Group Assets (the “Company Revenues”) into one or more bank accounts maintained in the name of the Company (the “Company Bank Accounts”). In performing such collections, if so authorized, the Operator shall use its commercially reasonable efforts to cause, on behalf of the Company Group, all amounts due and owing to the Company Group to be paid on a timely basis. The Operator shall keep a complete and accurate account of all proceeds received on behalf of the Company Group. All Company Revenues received by the Operator shall promptly be deposited in the Company Bank Accounts and shall only be disbursed therefrom in accordance with this Agreement. Notwithstanding the foregoing, to the extent the Operator or any of its Affiliates receives any Company Revenues, the Operator shall, or shall cause its Affiliate to, promptly deposit such Company Revenues in the Company Bank Accounts, regardless of whether such deposit is authorized by a member of the Company Group. This Section 4(a) shall not limit the provisions of Section 1(d).
(b)    Disbursements. To the extent requested by a member of the Company Group, the Operator shall, on behalf of the Company Group, make disbursements of the Company Revenues (i) from time to time as necessary to timely discharge all costs and expenses and other amounts due and owing by the Company Group and attributable to ownership of the Company Group Assets and other related business activities, including payment of royalties and applicable sales, use, excise, value added and other similar taxes assessed or imposed on the Company Group Assets or the Company Group and (ii) as and when directed by the Company. Notwithstanding the foregoing, the Operator shall not be liable for a breach of this Section 4(b) or any other provision of this Agreement for any actions performed or omissions made in accordance with directions given by the Company Group. This Section 4(b) shall not limit the provisions of Section 1(d).
Section 5    Cooperation; Books and Records and Audit Rights.
(a)    Cooperation. During the term of this Agreement, the Parties shall use commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. Such reasonable cooperation shall include: (i) exchanging information; (ii) providing electronic access to systems used in connection with the Services; and (iii) using commercially reasonable efforts in obtaining all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations under the Agreement. The Parties acknowledge that some Services to be provided under this Agreement may require instructions, information or authorization from the member of the Company Group receiving such Services, which the Company agrees to provide, or cause to be provided, to the Operator in reasonable time for the Operator to provide or procure such Services. The Operator’s performance of such Services will be excused, however, to the extent that the Company or the applicable member of the Company Group does not provide such required instructions, information or authorization in a reasonable time to allow performance. On behalf of itself and each member of the Company Group, the Company authorizes the Operator as agent of the applicable member of the Company Group to perform the Services and take the actions that the Operator is required to take under this Agreement on behalf of the applicable member of the Company Group.
(b)    Audit Rights. Once each year during the term of this Agreement and once during the one year period following the termination of this Agreement, exercisable at its option and sole expense, the Company shall have the right to review and copy the books and records regarding the performance of the Services and any books, records and accounts of operations, revenues and expenditures of the Company Group in respect of the Company Group Assets kept by the Operator (the “Records”) to verify and evaluate the performance by the Operator of its obligations under this Agreement during the most recent previous fiscal year, and to audit and examine such Records with respect to the most recent previous fiscal year. If, however, the Operator is in breach of its obligations under this Agreement, there shall be no restrictions on the number of times the Company shall have the right to exercise its audit rights during the existence of such breach and the costs and expenses of any such audit shall be borne by the Company. The Company shall conduct each such audit during normal business hours upon reasonable advanced notice to the Operator. Any such audit shall be completed within 12 months of the end of the most recent previous fiscal year. The Company Group shall use its commercially reasonable efforts to conduct any such audit or examination in a manner that minimizes the inconvenience or disruption to the Operator.
Section 6    Term; Termination.
(a)    Termination. The provision of the Services under this Agreement shall commence on the Effective Date and shall continue indefinitely until this Agreement is terminated pursuant to this Section 6. Subject to the provision of transition services pursuant to Section 6(d), this Agreement may be terminated:
(i)    by the mutual written agreement of the Parties;
(ii)    upon written notice by the Company, in the event either Party: (1) makes a general assignment for the benefit of creditors; (2) files a voluntary bankruptcy petition; (3) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (4) files a petition or answer in a court of competent jurisdiction seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any applicable Law; (5) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed in a proceeding of the type described in preceding clauses (1) through (5); (6) seeks, consents or acquiesces to the appointment of a trustee, receiver or liquidator of all or any substantial part of its assets or properties or (7) is liquidated and dissolved;
(iii)    upon written notice by the Company, in the event the Operator fails or delays in fulfilling or performing any obligations under this Agreement due to a Force Majeure and such failure or delay remains uncured for a period of 90 days following the occurrence of such Force Majeure;
(iv)    by either Party, in the event the Company is required to effect an Exit Transaction pursuant to the terms of the Company LLC Agreement;
(v)    by either Party, upon written notice to the other Party in the event such other Party breaches any material term of this Agreement and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within 60 days following receipt of such written notice; or

(vi)    by either Party, upon written notice to the other Party in the event of gross negligence, fraud, bad faith or willful misconduct in the other Party’s performance (or failure to perform) of such other Party’s obligations under this Agreement which has caused actual damages (1) in excess of $25,000,000 or (2) in such lesser amount which has not been cured to the reasonable satisfaction of the non-breaching Party within 60 days following receipt of such written notice. Notwithstanding the foregoing, in the event the non-terminating Party in good faith disputes that its conduct constituted gross negligence, fraud, bad faith or willful misconduct, this Agreement shall not be terminated until the date of entry of a final, non-appealable determination by a court of competent jurisdiction that such conduct constituted gross negligence, fraud, bad faith or willful misconduct.
(b)    Effect of Termination or Expiration. If a Party delivers written notice of termination of the Agreement pursuant to Section 6(a)(ii), Section 6(a)(iii) (in the case of the Company) or Section 6(a)(iv) (in the case of the Company or the Operator), such termination of the Agreement shall become effective as of the date of such notice or, if an effective date of termination is specified by such Party in such notice, such effective date of termination. If a Party delivers written notice of a material breach pursuant to Section 6(a)(v), and the other Party fails to cure such breach within 60 days, the termination of the Agreement will be effective as of 60 days after the delivery of the notice of the breach.
(c)    Survival. Notwithstanding anything to the contrary herein, Section 5(b) (Audit Rights), Section 6(b) (Effect of Termination or Expiration), Section 6(c) (Survival), Section 6(d) (Transition Services), Section 7 (Confidentiality), Section 8 (Indemnification and Exculpation) and Section 11 (Miscellaneous) shall survive termination of this Agreement. The termination or expiration of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination or expiration.
(d)    Transition Services. Upon termination of this Agreement for any reason other than by Operator pursuant to Section 6(a)(v) or Section 6(a)(vi) resulting from the Company’s breach of a material term of this Agreement, and if requested by the Company prior to such termination, the Operator shall, for a period of up to six months following such termination (or such shorter period as indicated in writing by the Company) or, in the event of termination of this Agreement pursuant to Section 6(a)(iv), for a period of up to six months following the consummation of the Exit Transaction: (i) provide the Company Group reasonable assistance to transition the Operator’s duties under this Agreement to one or more successor managers designated by the Company, including, in the event of termination of this Agreement pursuant to Section 6(a)(iv), all services that may be reasonably required in connection with the Company effecting such Exit Transaction as provided in the Company LLC Agreement; and (ii) continue to provide such Services as the Company (or its successor(s)) may reasonably request in order to maintain the Company Group Assets until the transition of such Services to the successor manager has been completed. In addition, upon the occurrence of a Dissolution Event, the Operator shall provide the Company Group, or their designee, with transition services substantially comparable to those provided for in this Section 6(d) with respect to the termination of this Agreement. The Operator shall also transition the consulting and management services provided under this Agreement to one or more successor managers for a period not to exceed six months following consummation of such Dissolution Event. In providing transition services pursuant to this Section 6(d), the Operator shall use the same degree of care used in performing the Services in accordance with Section 2 of this Agreement. In consideration for transaction services rendered by the Operator to the Company during a Billing Period, the Company (or its successor(s)) shall pay to the Operator the MSA Reimbursement Amount in accordance with Section 3, prorated for the amount of time during which the Operator actually renders transition services to the Company during such Billing Period. The other terms of this Agreement shall continue to apply with respect to the provision of such transition services.
Section 7    Confidentiality. Each Party agrees that all Confidential Information shall be kept confidential and shall not be disclosed by either Party in any manner whatsoever. Notwithstanding the foregoing, Confidential Information may be disclosed by the Operator or the Company solely to its respective managers, directors, partners, employees, advisors, counsel, accountants, agents or any of its Affiliates who need to know such information for the purpose of providing the Services, in the case of the Operator, or receiving the Services, in the case of the Company, pursuant to this Agreement or otherwise complying with its obligations under this Agreement. In connection with any disclosure pursuant to the previous sentence, the Operator and the Company, as applicable, will: (i) inform such Persons of the confidential nature of such information; (ii) direct and cause them to agree to treat such information in accordance with the terms of this Section 7; and (iii) be liable for any breach of this Section 7 by any such Person. In addition, disclosure of Confidential Information may be made by the either Party to the extent the other Party consents in writing. Either Party may also disclose Confidential Information to the extent required by Law or in response to legal process, applicable governmental regulations or governmental agency request, but only that portion of such Confidential Information which, in the opinion of the Party’s counsel, is required or would be required to be furnished to avoid liability. In the event of a disclosure made pursuant to the prior sentence, the disclosing Party shall: (i) notify the other Party of its obligation to provide such Confidential Information prior to disclosure (unless notification is prohibited by applicable Law or court order or not practicable); and (ii) cooperate to protect the confidentiality of such Confidential Information. For purposes of this Agreement, “Confidential Information” means all confidential and proprietary information (irrespective of the form of communication or whether or not such information is marked as confidential or proprietary) obtained or received by or on behalf of either Party about or concerning the other Party or any of its Affiliates or any of their respective businesses, assets or companies or otherwise in connection with this Agreement, including the terms and existence of this Agreement and the activities pertaining thereto. Confidential Information shall not include, however, information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement (or any Person for which the Party would be liable pursuant to this Section 7), (b) was or becomes available to the Party from a source other than the other Party; provided that, such source is not known by the Party to be bound by a duty of confidentiality with respect to such information; or (c) was independently developed by the Party without use of or reference to Confidential

Information.
Section 8    Indemnification and Exculpation.
(a)    Except in the case of gross negligence, fraud, bad faith or willful misconduct of Operator or any of its Affiliates or the willful violation by Operator or its Affiliates of any employment-related law in connection with its selection, termination, supervision or direction of Company Employees in accordance with Section 1(c)(i), neither Operator nor any of its Affiliates nor their respective directors, officers, employees, managers, members, partners, controlling Persons and equityholders (collectively, the “Indemnified Operator Persons”) shall bear (except in connection with its equity interest in the Company as a member) any losses, damages, claims, costs and expenses (including legal expenses) (“Liabilities”) resulting from performing (or failing to perform) the duties and functions of Operator. The Company shall also defend and indemnify the Indemnified Operator Persons in respect of, and hold it harmless from and against, any Liability suffered, incurred or sustained by any Indemnified Operator Person or to which it becomes subject, however so arising whether under tort, contract, negligence, strict liability or otherwise, resulting from, arising out of, or relating to or in connection with, the performance or failure to perform under this Agreement.
(b)    Notwithstanding Section 8(a), if the Operator or any of its Affiliates is grossly negligent or engages in fraud, bad faith or willful misconduct in its performance (or failure to perform) the duties and functions of Operator, or if it willfully violates any employment-related law in connection with its selection, termination, supervision or direction of Company Employees in accordance with Section 1(c)(i), in each case, that proximately causes the Company to incur Liabilities, then Operator shall defend and indemnify the Company Group and its Affiliates and their respective directors, officers, employees, managers, members, partners, controlling Persons and equityholders (collectively, the “Indemnified Company Persons”) in respect of, and hold it harmless from and against, any such Liability suffered, incurred or sustained by any Indemnified Company Person or to which it becomes subject as a result of such misconduct.
(c)    In no event shall either Party or its respective directors, officers, employees, managers, members, partners, controlling Persons and equityholders have any Liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault.
(d)    The benefit of the indemnification contemplated by this Agreement shall not extend to insurers and shall not relieve any insurers of their coverage obligations.

Section 9    Insurance.
(a)    The Company agrees that, in support of its indemnity obligation, it shall obtain and maintain insurance detailed below for the benefit of the Operator as an additional insured Party. The Company agrees to procure and keep in force, at its sole cost and expense, throughout the term of this Agreement, the following minimum policies of insurance:
(i)    Commercial General Liability Insurance: Commercial general liability insurance on an “occurrence” basis, including contractual liability, non-gradual pollution, products and completed operations, property damage, bodily injury and personal & advertising injury with limits no less than $1,000,000 per occurrence. If a general aggregate limit applies, either the general aggregate limit shall apply separately to this project/location or the general aggregate limit shall be twice the required occurrence limit.
(ii)    Worker’s Compensation Insurance: As required by the State of California, including Alternate Employer Endorsement, and Employer’s Liability with minimum limits of $1,000,000 per accident for bodily injury and disease.
(iii)    Automobile Liability: Insurance covering any auto, hired autos and non-owned autos; with minimum limits of $1,000,000 per accident, covering bodily injury and property damage.
(iv)    Any insurance required by any applicable Law.
(b)    The insurance coverages and limits listed above in this Section 9 may be insured through primary or excess layers of insurance. All insurance must be placed with insurance carriers rated A-, VII or higher by A.M. Best or similar rating agency. In the event that the Company maintains higher limits than the minimums shown above in this Section 9, the Operator shall be entitled to coverage for such higher limits.
(c)    Only with respect to and to the extent of the liabilities and obligations assumed by the Company as the insuring Party under this Agreement: (i) the insurance of the Company as the insuring Party shall be primary to and non-contributing with any other insurance that may be available to the Operator; (ii) the insurance required above in this Section 9 shall provide for waiver of subrogation in favor of the Operator; and (iii) all insurance provided by the Company, except for Worker’s Compensation and Employer’s Liability or other similar statutory insurance, Well Control Insurance and Professional Liability shall include the Operator as an additional insured. Insurance coverage required under this Agreement shall be additional security and shall not limit such liability; nor shall such requirements be considered the ultimate amount or types of insurance either party should carry.

Section 10    Definitions. As used in this Agreement, the following terms have the meanings indicated:
“Affiliate” shall have the meaning given to such term in the Company LLC Agreement.
“Annual Budget” has the meaning given to such term in the Company LLC Agreement.
“Approved Budget” means the Annual Budget for the Company for a given period as approved by the Board pursuant to the Company LLC Agreement as of the applicable date.
“Base MSA Reimbursement Amount” has the meaning set forth in Section 3(a).
“Billing Period” means each calendar month during the term of this Agreement or each month during which the Operator provides transition services pursuant to Section 6(d).
“Board” shall have the meaning given to such term in the Company LLC Agreement.
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Los Angeles, California, Houston, Texas or New York, New York.
“Class B Preferred Unit” has the meaning given to such term in the Company LLC Agreement.
“Commercial Agreement” means that certain Commercial Agreement, by and between the Operator and the Company, dated as of the date of this Agreement.
“Company Bank Accounts” has the meaning set forth in Section 4(a).
“Company Credits” has the meaning set forth in Section 1(g).
“Company Employee” has the meaning set forth in Section 1(c)(i).
“Company LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date of this Agreement.
“Company Revenues” has the meaning set forth in Section 4(a).
“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities or other ownership interests, by contract or otherwise. The terms “Controlled” and

“Controlling” shall have correlative meanings.
“Dissolution Event” means the first to occur of: (a) the approval of dissolution of the Company by the unanimous consent of the board of the Company; (b) the consummation of a sale of all or substantially all of the assets of the Company; and (c) the entry of a decree of judicial dissolution of the Company under Section 17-802 of the Delaware Revised Uniform Limited Company Act and any successor statute, as amended from time to time.
“Emergency” means, as determined in the reasonable good faith discretion of the Operator, any event that causes or is reasonably likely to risk causing (a) substantial damage to any of the Company’s assets or the property of any other Person, (b) death of or injury to any natural person or (c) damage or substantial risk of damage to natural resources (including wildlife) or the environment.
“Employee Costs” means employee wages, bonuses, severance payments, employment taxes (including social security taxes and unemployment taxes), benefits (including employee contributions), and the costs of equity awards (based on the costs for such equity awards accrued by the Operator in respect of the period for which the Services are rendered) for employees participating in the provision or support of the provision of the Services, but excluding for the avoidance of doubt any Operating Expenses.
“Encumbrance” means any pledges, restrictions on transfer, proxies and voting or other agreements, liens (statutory or otherwise), conditional sale, trust receipt, consignment or bailment, preference or priority, assessment, deed of trust, easement, servitude, claims, charges, mortgages, security agreements or interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever with respect to any property of any kind.
“Exit Transaction” shall have the meaning given to such term in the Company LLC Agreement.
“Expense Statement” has the meaning set forth in Section 3(b).
“Fiscal Year” means the calendar year ending on December 31, or such other annual accounting period as may be established by the Board.
“Force Majeure” with respect to the Operator means any of the following events to the extent beyond the Operator’s reasonable control: acts of God, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, and floods, strikes, lockouts, civil disturbances, terrorism, explosions, confiscation or seizure by any government or other public authority, any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction.

“G&A Expenses” means (a) the cost of supplies and the operation and maintenance of equipment used in the provision of the Services, excluding costs that are Employee Costs incurred in obtaining such Services or any Operating Expenses and (b) Employee Costs.
“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.
“Law” shall have the meaning given to such term in the Contribution and Unit Purchase Agreement.
“MSA Reimbursement Amount” has the meaning set forth in Section 3(a).
“Operating Expenses” means any costs and expenses incurred directly by the Company and paid for out of the Company Bank Accounts, excluding for the avoidance of doubt any Employee Costs, G&A Expenses or Out-of-Pocket Expenses.
“Operator Employee” has the meaning set forth in Section 1(c)(i).
“Out-of-Pocket Expenses” means the out-of-pocket costs and expenses reasonably incurred by the Operator in connection with providing the Services under this Agreement (but excluding for the avoidance of doubt any G&A Expenses or Operating Expenses), including any (a) fees of Third-Party Providers utilized in the provision or support of the provision of the Services and (b) technology services costs, licensing fees and fees for audit, tax, accounting and other advisors attributable to or otherwise allocated to the provision of the Services.
“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Entity.
“Permitted Encumbrance” means (a) any Encumbrance for taxes that is not yet due and payable, (b) any Encumbrance in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Encumbrance arising by operation of law or in the ordinary course of business that does not, individually or in the aggregate, materially impair the current use and enjoyment of any material Company Group Asset and (c) any zoning, building code, land use, planning, entitlement or similar Law or regulation imposed by any Governmental Entity that does not, individually or in the aggregate, materially impair the current use and enjoyment of any material Company Group Asset.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.
“Prime Rate” means the prime rate on corporate loans at large U.S. money center commercial banks as set forth in the Wall Street Journal “Money Rates” table under the heading “Prime Rate,” or any successor thereto, on the first date of publication for the calendar Month in which payment is due.
“Subsidiary” with respect to any Person means any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability, partnership or other similar ownership interests thereof with voting rights at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this Agreement, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity.
“Transaction Documents” has the meaning given to such term in the Contribution and Unit Purchase Agreement.
Section 11    Miscellaneous.
(a)    Amendment and Waiver. This Agreement may be amended or any provision of this Agreement may be waived. Notwithstanding the foregoing, any amendment or waiver shall be binding only if such amendment or waiver is set forth in a writing executed by the Party against which enforcement is sought. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
(b)    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by (a) depositing such writing with a reputable overnight courier for next day delivery, (b) depositing such writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or (c) delivering such writing to the recipient in person, by courier or by electronic mail transmission; and a notice, request or consent given under this Agreement is effective upon receipt against the Person who receives it. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. All notices, requests and consents to be sent to a Party must be sent to or made at the following address or email given for that Party, or such other address or email as that Party may specify by notice to the other Parties:
If to the Operator:
California Resources Elk Hills, LLC
27200 Tourney Road, Suite 315
Santa Clarita, CA 91355
Attention: General Counsel
Email: michael.preston@crc.com
with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
1888 Century Park East, 21st Floor
Los Angeles, California 90067-1725
Attention: Alison S. Ressler
Email: resslera@sullcrom.com
If to the Company:
Elk Hills Power, LLC
c/o California Resources Corporation
9200 Oakdale Avenue, Suite 900
Los Angeles, CA 91311
Attention: General Counsel
Email: michael.preston@crc.com
with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
1888 Century Park East, 21st Floor
Los Angeles, California 90067-1725
Attention: Alison S. Ressler
Email: resslera@sullcrom.com
and
ECR Corporate Holdings L.P.
c/o Development Capital Resources, LLC
712 Main Street, Suite 920
Houston TX, 77002
Attention: Matthew M. Loreman
Email: mloreman@dcrlp.com

and
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: John Pitts, P.C.
Email:    john.pitts@kirkland.com

(c)    Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Notwithstanding the foregoing, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned (including by operation of law) by any Party without the prior written consent of the other Party. Any attempted assignment or delegation in contravention of this Agreement shall be null and void.
(d)    Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction. Should any ruling or illegality, invalidity or unenforceability be obtained, this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. In addition, if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.
(e)    Third-Party Beneficiaries and Obligations. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. Except as set forth in Section 11(o), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement.
(f)    Integration. This Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein. This Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the Parties with respect to such subject matter. Each of the Parties acknowledges and agrees that in executing this Agreement the intent of the Parties in this Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein shall constitute an unseverable and single agreement of the Parties with respect to the transactions contemplated hereby and thereby. On behalf of itself and each of its Affiliates, each Party waives any claim or defense based upon the characterization that this Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein are anything other than a true single agreement relating to such matters. Each Party further acknowledges and agrees the matters set forth in this Section 11(f) constitute a material inducement to enter into this Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein. Each of the Parties stipulates and agrees: (i) not to challenge the validity, enforceability or characterization of this Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein as a single, unseverable instrument pertaining to the matters that are the subject of such agreements; (ii) this Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any Party and (iii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 11(f).
(g)    Counterparts. This Agreement may be executed in multiple counterparts and delivered by facsimile or portable document format (.pdf), each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument binding on all the Parties.
(h)    No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that they and their respective counsel have reviewed, negotiated and adopted this Agreement as a joint agreement. As a result, the understanding of the Parties and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.
(i)    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement. Consequently, the captions shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption or description had been used in this Agreement.
(j)    Governing Law. This Agreement has been executed and delivered and shall be construed, interpreted and governed pursuant to and in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles which, if applied, might permit or require the application of the laws of another jurisdiction.
(k)    CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE. EACH PARTY IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY: (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS; (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (iii) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE COURTS DESCRIBED IN THIS SECTION 11(K). EACH PARTY WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY. NOTWITHSTANDING THE FOREGOING, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(l)    WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS

WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. EACH PARTY FURTHER AGREES THAT THE WAIVER SET FORTH IN THIS SECTION 11(l) SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(m)    Payments Under Agreement. Each Party agrees that all amounts required to be paid under this Agreement shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, reduction or withholding and not subject counterclaim or offset, on the dates required pursuant to this Agreement (with time being of the essence).
(n)    Relationship of the Parties.
(i)    So long as the Operator is in compliance with the standards set forth in Section 2(a) above, it is the express intent of the Parties that the Operator is to provide the Services in the manner it deems appropriate, independent of the Company, and neither the Operator nor the persons (including Company Employees and Third-Party Providers) it utilizes in connection with its provision of the Services shall be agents or employees of the Company solely as a result of this Agreement or the Operator’s provision of the Services. This Agreement shall not be construed as one of partnership, agency, joint venture or employment between the Operator and the Company, and the rights, duties, obligations and liabilities of each of the Parties under this Agreement shall be individual, not collective or joint. As between the Parties, (1) it is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture, association or trust, (2) the Operator is not the actual or implied agent for the Company and (3) the Operator has the exclusive authority to control and direct the specific means, method and manner of performance of the details of the Services to be provided under this Agreement, subject in each case, to the terms and conditions of the Company LLC Agreement.
(ii)    Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as required for the provision of the Services, the Operator agrees that neither it nor any of the persons (including Company Employees and Third-Party Providers) it utilizes in connection with its provision of the Services shall hold itself out as an agent of the Company or make any elections or consent to any actions under any Contracts on behalf of the Company, unless otherwise expressly authorized or agreed in writing by the Company.
(iii)    The Operator shall reasonably promptly (1) advise and inform the most senior Company Employee of any event which the Operator has actual knowledge which does or would reasonably be likely to, in the judgment of the Operator, materially and adversely affect the Company Group and/or the Company Group Assets, taken as a whole and (2) without duplication of the foregoing, provide to the most senior Company Employee copies and notices, as applicable, of the items set forth on Schedule II attached to this Agreement in accordance with the timing specified therein, if so specified.
(o)    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Contract delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder. Each Party to this Agreement further acknowledges and agrees that it has no rights of recovery, whether under this Agreement or under any Contracts delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith. The prohibition against recovery set forth in this Section 11(o) shall have equal application to any and all claims whether sounding in tort, contract or otherwise. The prohibition set forth in this Section 11(o) shall apply with equal application to any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties. The prohibitions set forth in this Section 11(o) shall apply without regard to whether the claim is asserted by means of attempting to pierce the corporate veil or through a claim by or on behalf of such Party against such Persons, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise. The Parties to this Agreement further expressly agree and acknowledge that no personal liability whatsoever shall attach to or otherwise be incurred by any of the Persons or entities referenced in this Section 11(o) for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.
(p)    Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Unless otherwise specified, all references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall mean “including, without limitation”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.
[signature page follows]

IN WITNESS WHEREOF, the Parties execute this Agreement, effective as of the Effective Date.

ELK HILLS POWER, LLC

By:	/s/ Shawn M. Kerns
Name:	Shawn M. Kerns
Title:	President

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Shawn M. Kerns
Name:	Shawn M. Kerns
Title:	Executive Vice President – Corporate Development

SIGNATURE PAGE TO
MASTER SERVICES AGREEMENT